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                                                              EXHIBIT 10.10 (ii)

                                 AMENDMENT NO. 1
                                     TO THE
                              AMENDED AND RESTATED
                      1992 DEFERRED INCENTIVE COMPENSATION
                         PLAN FOR DIEBOLD, INCORPORATED
                         ------------------------------

           Diebold, Incorporated hereby amends the Amended and Restated 1992 Deferred Incentive Compensation Plan (which was last amended and restated effective January 1, 1995) (the "Plan") as hereinafter set forth. Words and phrases used herein with initial capital letters that are defined in the Plan are used herein as so defined.

                                       I.

           Section 1 of Article I of the Plan is hereby amended to read as follows:

           1. "Account" shall mean a bookkeeping account in which Incentive Compensation which is deferred by a Participant shall be recorded and to which gains, losses, earnings, dividends, distributions and interest may be credited in accordance with the Plan.

                                       II.

           Section 10 of Article I of the Plan is hereby amended to read as follows:

           10. "Incentive Compensation" shall mean (i) cash incentive compensation earned as an associate pursuant to an incentive compensation plan now in effect or hereafter established by the Company, including, without limitation, the Annual Incentive Plan and the 1991 Plan, (ii) incentive compensation payable in the form of Common Shares pursuant to the 1991 Plan or any similar plan approved by the Board for purposes of this Plan, and (iii) compensation payable in either cash or Common Shares that is deferred under
Section 162(m) Deferred Compensation Agreements between the Company and individual Participants.

                                      III.

           Section 3 of Article II of the Plan is hereby amended to read as follows:

           3. Amount Deferred: Period of Deferral. (i) Except in the case of Incentive Compensation described in Section 10(iii) of Article I of the Plan, a Participant shall designate on the Election Agreement the percentage of his or her Incentive Compensation that is to be

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deferred. A Participant may specify in the Election Agreement that different percentages shall apply to different Incentive Compensation plans or different forms of payment, i.e., cash or Common Shares. The applicable percentage or percentages of Incentive Compensation shall be deferred until the earlier to occur of (a) the date the Participant ceases to be an associate by death, retirement or otherwise or (b) the date specified by the Participant in the Election Agreement.

           (ii) In the case of Incentive Compensation described in Section 10(iii) of the Plan, Participant shall specify in the Election Agreement whether the period of deferral will be until (a) December 31 of the first succeeding tax year in which such amount, when added to all other compensation received or to be received by the Participant in such year, would not be non-deductible by the Company by reason of Section 162(m) of the Internal Revenue Code of 1986, as amended, (b) the date the Participant ceases to be an associate of the Company by reason of death, retirement or otherwise (or 90 days thereafter in the event the Executive ceases to be an associate on December 31 of a year) or (c) a period of time following the date the Participant ceases to be an associate by reason of death, retirement or otherwise, as specified by the Executive in the Election Agreement.

                                       IV.

           Section 4 of Article II of the Plan is hereby amended to read as follows:

                  4. ACCOUNTS. (i) Cash Incentive Compensation that a Participant elects to defer shall be treated as if it were set aside in an Account on the date the Incentive Compensation would otherwise have been paid to the Participant. A Participant's Account shall be credited with gains, losses and earnings based on hypothetical investment directions made by the Participant, in accordance with investment deferral crediting options and procedures adopted by the Committee from time to time. A Participant may change such hypothetical investment directions pursuant to such procedures adopted by the Committee from time to time. The Company specifically retains the right in its sole discretion to change the investment deferral crediting options and procedures from time to time. By electing to defer any amount pursuant to the Plan, each Participant shall thereby acknowledge and agree that the Company is not and shall not be required to make any investment in connection with the Plan, nor is it required to follow the Participant's hypothetical investment directions in any actual investment it may make or acquire in connection with the Plan or in determining the amount of any actual or contingent liability or obligation of the Company thereunder or relating thereto. Any amounts credited to a




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Participant's Account with respect to which a Participant does not provide investment direction shall be credited with earnings in an amount determined by the Committee in its sole discretion or, if an amount is not so determined, such amounts shall bear interest at Moody's Seasoned Bond Rate plus 3% until further ordered by the Committee or the Board of Directors. A Participant's Account shall be adjusted as of each business day, except that interest, if any, for a calendar quarter shall be credited on the first day of the following quarter.

           (ii) Incentive Compensation payable in the form of Common Shares that a Participant elects to defer shall be reflected in a separate Account, which shall be credited with the number of Common Shares that would otherwise have been issued or transferred and delivered to the Participant. Such Account shall be credited from time to time with amounts equal to dividends or other distributions paid on the number of Common Shares reflected in such Account, and such Account shall be credited with gains, losses and earnings on cash amounts credited to such Account from time to time in the manner provided in Subsection
(i) above with respect to Cash Incentive Compensation.

           (iii) Until such time that the Committee adopts the investment deferral crediting options and procedures described in Subsection (i) above, all incentive compensation added in the form of cash to a Participant's Account shall bear interest in the manner described in Subsection (i) above, except that a Participant may direct, unless otherwise determined by the Secretary of the Company, that all or any portion of his or her Account attributable to Cash Incentive Compensation be deemed invested in Common Shares and treated in a manner similar to that prescribed in Subsection (ii) above.

                                       V.

           Section 5(i) of Article II of the Plan is hereby amended to read as follows:

           (i) The amount of a Participant's Account attributable to deferral of cash Incentive Compensation shall be paid to the Participant in a lump sum or in a number of approximately equal quarterly installments (not to exceed 40), as designated by the Participant in the Election Agreement. The amount of such Account remaining unpaid shall continue to be credited with gains, losses and earnings as provided in Section 4 of this Article. The lump sum payment or the first quarterly installment, as the case may be, shall be made as soon as practicable following the end of the period of deferral as specified in Section 3 of this Article.





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                                       VI.

           Section 5(ii) of Article II of the Plan is hereby amended to read as follows:

           (ii) The number of Common Shares in a Participant's Account attributable to deferral of Incentive Compensation payable in the form of Common Shares shall be issued or transferred to the Participant as soon as practicable following the end of the period of deferral as specified in Section 3 of this Article. All amounts credited to such Account in respect of dividends and distributions, and the gains, losses and earnings thereon as provided in Subsection (ii) of Section 4 of this Article shall likewise be paid to the Participant at such time. Upon application of an Eligible Associate prior to his or her election to defer Incentive Compensation payable in the form of Common Shares, the Committee may authorize payment in installments of the amounts in his or her Account attributable to such Incentive Compensation.

                                      VII.

           A new Section 5(iii) is hereby added immediately following Section 5(ii) of Article II of the Plan to read as follows:

           (iii) Notwithstanding the terms as originally designated by a Participant on the Election Agreement, but subject to the approval of the Committee as described below in this Section, a Participant may elect to receive, upon the Participant's termination of employment with the Company, payment of any remaining amount in the Participant's Account in a single lump sum payable at termination of employment or in a number of approximately equal quarterly installments (not to exceed 40). Such election shall be in writing on a form provided by the Company, which form shall be filed with the Company (a) prior to the Participant's termination of employment with the Company because of involuntary termination of employment (including by reason of disability) or death or (b) at least 180 days prior to the Participant's voluntary retirement. Subject to the approval of the Committee, any such election may be changed or revoked by the Participant at any time and from time to time by the filing of a later written election with the Company; provided that any election made less than 180 days prior to a Participant's voluntary retirement shall not be valid, and in such case, payment shall be made in accordance with the latest valid election of the Participant. Payment of benefits in the form of a single lump sum payment or installments pursuant to the election of a Participant under this
Section is subject to the approval of the Committee, which may, in its discretion, approve or withdraw its prior approval of such election at any time prior to the date the lump sum payment



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is actually paid to the Participant or the first installment is actually paid to the Participant, as the case may be, and instead require that benefits be paid in accordance with the latest valid election of the Participant.

                                      VIII.

           Section 3 of Article V of the Plan is hereby amended to read as follows:

           3. INTEREST OF ASSOCIATE. The obligation of the Company under the Plan to make payment of amounts reflected in an Account merely constitutes the unsecured promise of the Company to make payments from its general assets or in the form of its Common Shares, as the case may be, as provided herein, and no Participant or Beneficiary shall have any interest in, or a lien or prior claim upon, any property of the Company. Further, no Participant or Beneficiary shall have any claim whatsoever against any Subsidiary for amounts reflected in an Account. The Company shall establish a so-called "rabbi trust" to hold funds, Common Shares or other securities to be used in payment of its obligations under the Plan, and may fund such trust; provided, however, that any funds contained therein shall remain subject to the claims of the general creditors of the Company or the Subsidiary for which the Eligible Associate performs services. Nothing in this Plan shall be construed as guaranteeing future employment to Eligible Associates. It is the intention of the Company that the Plan be unfunded for tax purposes and for purposes of Title I of ERISA.

           Executed at North Canton, Ohio on this 9th day of April, 1998.

                                          DIEBOLD, INCORPORATED



                                          By:__________________________________
                                                   Gerald F. Morris
                                                   Executive Vice President and
                                                   Chief Financial Officer